                                                                      Exhibit 21


                        SUBSIDIARIES OF THE REGISTRANT



  Unisys Corporation, the registrant, a Delaware company, has no parent.

  The registrant owns directly or indirectly all the voting securities of the following subsidiaries:



                                                       State
                                                      or Other
                                                    Jurisdiction
                                                     Under the
                                                    Laws of Which
      Name of Company                                 Organized
      ---------------                               -------------
   Unisys Canada Inc.                               Canada
   Unisys GSG Canada, Inc.                          Canada
   Convergent Technologies, Inc.                    California
   Unisys Finance Corporation                       Michigan
   Unisys Australia Limited                         Michigan
   Unisys Espana S.A.                               Spain
   Unisys (Schweiz) A.G.                            Switzerland
   Unisys Belgium                                   Belgium
   Unisys Deutschland G.m.b.H.                      Germany
   Unisys Eletronica Ltda.                          Brazil
   Unisys France                                    France
   Unisys Italia S.p.A.                             Italy
   Unisys Limited                                   England
   Unisys Nederland N.V.                            Netherlands
   Unisys de Mexico, S.A. de C.V.                   Mexico
   Unisys Korea Limited                             Korea


  The names of certain subsidiaries are omitted from the above list; such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.